Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2020 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2020 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 27, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.40 per share. The fourth quarter dividend is payable on December 30, 2020 to stockholders of record as of December 15, 2020.

SEPTEMBER 30, 2020 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2020.

HIGHLIGHTS

 Financial

	Q3-20		Q3-19
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.39		$0.48
GAAP net income per share		$1.04		$0.41
Net investment income	$166	$0.39	$212	$0.50
Net realized losses	$(25)	$(0.06)	$(63)	$(0.15)
Net unrealized gains	$300	$0.71	$26	$0.06
GAAP net income	$441	$1.04	$175	$0.41
Dividends declared and payable		$0.40		$0.42	(3)

	As of
(dollar amounts in millions, except per share data)	September 30, 2020	September 30, 2019	December 31, 2019
Portfolio investments at fair value	$14,358	$13,892	$14,426
Total assets	$14,950	$14,458	$14,905
Stockholders’ equity	$6,963	$7,373	$7,467
Net assets per share	$16.48	$17.26	$17.32
Debt/equity ratio	1.10x	0.91x	0.95x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)	Includes an additional dividend of $0.02 per share paid in the third quarter ended September 30, 2019.

Portfolio Activity

(dollar amounts in millions)	Q3-20	Q3-19	Q4-19
Portfolio Activity During the Period:
Gross commitments	$706	$2,409	$1,608
Exits of commitments	$352	$1,424	$1,224

Portfolio as of the End of the Period:
Number of portfolio company investments	347	352	354
Weighted average yield of debt and other income producing securities(4):
At amortized cost	9.1%	9.8%	9.6%
At fair value	9.4%	9.9%	9.7%
Weighted average yield on total investments(5):
At amortized cost	7.8%	8.8%	8.6%
At fair value	8.2%	9.0%	8.7%
__________________________________________________

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

THIRD QUARTER 2020 OPERATING RESULTS

For the third quarter of 2020, Ares Capital reported GAAP net income of $441 million or $1.04 per share (basic and diluted), Core EPS(2) of $0.39 per share (basic and diluted), net investment income of $166 million or $0.39 per share (basic and diluted), and net realized and unrealized gains of $275 million or $0.65 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2020, total assets were $15.0 billion, stockholders’ equity was $7.0 billion and net asset value per share was $16.48.

In the third quarter of 2020, Ares Capital made $706 million in new investment commitments, of which $447 million were funded, including 9 new portfolio companies and 15 existing portfolio companies. As of September 30, 2020, 166 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $706 million in new commitments made during the third quarter of 2020, 94% were in first lien senior secured loans, 4% were in preferred equity securities and 2% were in other equity securities. Of these commitments, 90% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the third quarter of 2020, Ares Capital funded $185 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the third quarter of 2020, significant new commitments included:

•	$76 million in first lien senior secured revolving, delayed draw and term loans and equity of a provider of independent contract research focused on medical devices;

•	$72 million in first lien senior secured revolving, delayed draw and term loans and equity of a provider of facility maintenance services;

•	$58 million in first lien senior secured revolving, delayed draw and term loans of a provider of disaster recovery services;

•	$57 million in first lien senior secured revolving and term loans of a manufacturer of biologic, metal and synthetic medical implants and devices;

•	$55 million in first lien senior secured delayed draw and term loans of a provider of safety systems for businesses and residential customers;

•	$50 million in a first lien senior secured term loan of a provider of business management solutions;

•	$49 million in first lien senior secured delayed draw and term loans and equity of a provider of residential solar systems;

•	$47 million in first lien senior secured revolving, delayed draw and term loans of a provider of secure software solutions for board and leadership team documents;

•	$44 million in first lien senior secured revolving and term loans and equity of a provider of software solutions to insurance companies;

•	$41 million in a first lien senior secured delayed draw term loan of a provider of electronic health record solutions; and

•	$41 million in a first lien senior secured delayed draw term loan and equity of an independent power producer and solar developer.

Also in the third quarter of 2020, Ares Capital exited approximately $352 million of investment commitments, including $19 million of loans sold to Ivy Hill Asset Management L.P. (“IHAM”) or certain vehicles managed by IHAM. Of the total investment commitments exited, 54% were first lien senior secured loans, 39% were second lien senior secured loans, 2% were senior subordinated loans, 2% were preferred equity securities, 2% were other equity securities and 1% were subordinated certificates of the Senior Direct Lending Program (“SDLP”). Of the approximately $352 million of exited investment commitments, 88% were floating rate, 9% were on non-accrual and 3% were non-income producing.

The fair value of Ares Capital’s portfolio investments at September 30, 2020 was $14.4 billion, including $12.6 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 45% of first lien senior secured loans, 28% of second lien senior secured loans, 8% of other equity securities, 7% of senior subordinated loans, 7% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP) and 5% of preferred equity securities. As of September 30, 2020, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.1% and 9.4%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 7.8% and 8.2%, respectively, and 83% of the total investments at fair value were in floating rate securities.

“We reported another strong quarter of core and GAAP earnings driven by stable credit performance, modestly improving corporate profitability and higher asset prices,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With our extensive footprint, deep market relationships and a modestly improving economic outlook, we are seeing a material pickup in investment activity and high-quality investment opportunities.”

“During the quarter, we further executed on our strategy of maintaining a strong balance sheet and funding profile,” said Penni Roll, Chief Financial Officer of Ares Capital. “Our successful investment grade unsecured notes issuances during the third quarter extended the duration of our liabilities and further expanded our available liquidity, which now stands at more than $4.4 billion. With a mostly unsecured funding mix and no maturities until 2022, we continue to believe that we have a highly durable balance sheet that is well positioned for varying market conditions.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Beginning in the first quarter and continuing into the third quarter of 2020, Ares Capital’s operating results, as well as the fair value and performance of its portfolio, have been negatively impacted by the novel coronavirus (“COVID-19”) pandemic, which has caused severe disruptions in the global economy. As of September 30, 2020, the net unrealized depreciation on Ares Capital’s investment portfolio was $0.7 billion. As of September 30, 2020 and December 31, 2019, the weighted average grade of the portfolio at fair value was 2.9 and 3.0, respectively, and loans on non-accrual status represented 5.1% of total investments at amortized cost (or 3.2% at fair value) and 1.9% at amortized cost (or 0.9% at fair value), respectively.

For information concerning the COVID-19 pandemic and its impact on Ares Capital’s business and operating results through September 30, 2020, and the risks for further potential impact in the future, see Ares Capital’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, including Part I - Financial Information, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Results of Operations - Net Unrealized Gains/Losses therein, Part II - Other information, Item 1A. Risk Factors, Risk Factors - The COVID-19 pandemic has caused severe disruptions in the global economy, which has had, and may continue to have, a negative impact on our portfolio companies and our business and operations therein and Part II - Other Information, Item 3, Quantitative and Qualitative Disclosures About Market Risk therein.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2020, Ares Capital had $233 million in cash and cash equivalents and $7.6 billion in total aggregate principal amount of debt outstanding ($7.6 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.2 billion available for additional borrowings under its existing credit facilities as of September 30, 2020.

In the third quarter of 2020, Ares Capital issued $1.15 billion in aggregate principal amount of unsecured notes that mature on January 15, 2026 and bear interest at a rate of 3.875% per annum (the ‘‘2026 Notes’’). The 2026 Notes pay interest semi-annually and all principal is due upon maturity. The 2026 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption price determined in the indenture governing the 2026 Notes, and any accrued and unpaid interest.

THIRD QUARTER 2020 DIVIDEND PAID

On August 4, 2020, Ares Capital declared a third quarter 2020 dividend of $0.40 per share for a total of approximately $169 million. The third quarter dividend was paid on September 30, 2020 to stockholders of record as of September 15, 2020.

RECENT DEVELOPMENTS

From October 1, 2020 through October 21, 2020, Ares Capital made new investment commitments of approximately $419 million, of which $341 million were funded. Of these new commitments, 51% were in first lien senior secured loans, 47% were in second lien senior secured loans, 1% were in preferred equity securities and 1% were in other equity securities. Of the approximately $419 million of new investment commitments, 98% were floating rate, 1% were fixed rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2020 through October 21, 2020, Ares Capital exited approximately $326 million of investment commitments. Of the total investment commitments exited, 61% were first lien senior secured loans, 22% were second lien senior secured loans, 9% were senior subordinated loans and 8% were other equity securities. Of the approximately $326 million of exited investment commitments, 54% were floating rate, 38% were on non-accrual and 8% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was

7.7%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 4.3%. On the approximately $326 million of investment commitments exited from October 1, 2020 through October 21, 2020, Ares Capital recognized total net realized losses of approximately $83 million.

In addition, as of October 21, 2020, Ares Capital had an investment backlog and pipeline of approximately $1.5 billion and $75 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, October 27, 2020 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2020 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 4827838 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 10, 2020 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10147945. An archived replay will also be available through November 10, 2020 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a BDC and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to, the risk factors described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K, filed with the SEC on February 12, 2020, the risk factors described in Part II - Other Information, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q filed with the SEC on October 27, 2020, and those described from time to time in Ares Capital’s other filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $15,090 and $14,696, respectively)	$14,358	$14,426
Cash and cash equivalents	233	167
Restricted cash	43	9
Interest receivable	124	117
Other assets	95	78
Operating lease right-of-use asset	85	94
Receivable for open trades	12	14
Total assets	$14,950	$14,905
LIABILITIES
Debt	$7,550	$6,971
Payable to participants	43	9
Base management fees payable	53	54
Income based fees payable	83	48
Capital gains incentive fees payable	—	58
Interest and facility fees payable	48	54
Accounts payable and other liabilities	101	90
Payable for open trades	1	33
Operating lease liabilities	108	121
Total liabilities	7,987	7,438
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 423 and 431 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,660	7,760
Accumulated overdistributed earnings	(697)	(293)
Total stockholders’ equity	6,963	7,467
Total liabilities and stockholders’ equity	$14,950	$14,905
NET ASSETS PER SHARE	$16.48	$17.32

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
INVESTMENT INCOME
Interest income from investments	$280	$299	$865	$884
Dividend income	37	39	109	108
Capital structuring service fees	12	41	56	124
Other income	23	8	41	26
Total investment income	352	387	1,071	1,142

EXPENSES
Interest and credit facility fees	77	76	235	212
Base management fees	53	52	161	151
Income based fees	42	49	127	146
Capital gains incentive fees	—	(8)	(58)	(7)
Administrative fees	3	4	10	11
Other general and administrative	7	7	19	25
Total expenses	182	180	494	538
Waiver of income based fees	—	(10)	—	(30)
Total expenses, net of waiver of income based fees	182	170	494	508
NET INVESTMENT INCOME BEFORE INCOME TAXES	170	217	577	634
Income tax expense, including excise tax	4	5	12	13
NET INVESTMENT INCOME	166	212	565	621
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(25)	(63)	17	14
Net unrealized gains (losses)	300	26	(476)	(46)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	275	(37)	(459)	(32)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$441	$175	$106	$589
BASIC AND DILUTED NET INCOME PER COMMON SHARE	$1.04	$0.41	$0.25	$1.38
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	423	427	425	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income per share, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2020 and 2019 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.39	$0.48	$1.19	$1.44
Net realized and unrealized gains (losses)	0.65	(0.09)	(1.08)	(0.08)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	—	0.02	0.14	0.02
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP net income per share	$1.04	$0.41	$0.25	$1.38
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.